Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
IGC Pharma, Inc.

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 and the related Prospectus of our report dated July 7, 2023, relating to the audit of the consolidated balance sheets of IGC Pharma, Inc. (the “Company”) as of March 31, 2023 and 2022, and the related consolidated statements of operations, consolidated statement of changes in shareholders’ equity, and consolidated statements of cash flows for the years ended March 31, 2023 and 2022 included in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2023, which was filed with the United States Securities and Exchange Commission. We also consent to the reference to our Firm under the heading “Experts” in this Registration Statement on Form S-3 and the related Prospectus.

/s/ Manohar Chowdhry & Associates
Manohar Chowdhry & Associates
Chennai, India
April 4, 2024